EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to Form S-8 Registration Statement, relating to the registration of shares of common stock under the FiNet.com, Inc. 1998 Stock Option Plan, of our report dated July 9, 1998 (with respect to Note C July 31, 1998) with respect to our audit of the financial statements (not included in the registration statement) of Coastal Federal Mortgage Company, a wholly owned subsidiary of FiNet.com, as of and for each of the years in the two year period ended April 30, 1998.

/s/ RICHARD A. EISNER & COMPANY, LLP

Florham Park, New Jersey
July 29, 1999